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                                                                    EXHIBIT 99.4



                             TRINITY INDUSTRIES, INC
                            QUARTERLY CONFERENCE CALL
                                 AUGUST 7, 2003

COMMENTS OF JIM S. IVY, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

I WILL DISCUSS SOME DETAILS TO HELP YOU UNDERSTAND THE COMPARISON OF OUR SECOND QUARTER RESULTS TO THE SECOND QUARTER OF LAST YEAR. WE HAVE FILED OUR FORM 10-Q FOR THE SECOND QUARTER THIS MORNING AND YOU WILL FIND MORE DETAILS THERE.

NET INCOME PER SHARE FOR THE SECOND QUARTER OF 2003 WAS 8 CENTS, BETTER THAN THE TOP END OF THE RANGE WE MENTIONED IN OUR CONFERENCE CALL LAST QUARTER. IN THE SECOND QUARTER OF LAST YEAR, WE HAD A NET LOSS OF 13 CENTS PER SHARE. AS MENTIONED IN OUR PRESS RELEASE, WE HAD A 4 CENTS PER SHARE GAIN ON THE SALE OF A PLANT THIS YEAR AND LAST YEAR'S RESULTS FOR THE QUARTER INCLUDED A 6 CENTS PER SHARE CHARGE RELATED TO AN UNCOLLECTIBLE RECEIVABLE AND EARLY RETIREMENT OF DEBT.

THE RAIL GROUP INCREASED REVENUES BY $15 MILLION AND REDUCED THEIR OPERATING LOSS BY $6.7 MILLION, OR 52% COMPARED TO LAST YEAR. IN NORTH AMERICA, A 56% INCREASE IN UNITS SHIPPED DROVE THE IMPROVEMENT FOR THE QUARTER. IN THE 2ND QUARTER THIS YEAR, $45.9 MILLION IN REVENUES AND $3.7 MILLION IN OPERATING PROFIT FOR THIS SEGMENT WERE PRODUCED BY SALES TO OUR OWN LEASING SUBSIDIARY. IN THE YEAR AGO QUARTER, SALES TO OUR LEASING GROUP WERE $37.0 MILLION AND RELATED OPERATING PROFIT WAS $1.4 MILLION. THE REVENUES AND PROFITS FROM THESE INTERCOMPANY SALES ARE ELIMINATED IN CONSOLIDATION. OUR NORTH AMERICAN RAILCAR BACKLOG GREW FOR THE FIFTH STRAIGHT QUARTER TO 10,600 UNITS, OR A GROWTH OF 240% FROM JUNE 30, 2002. IN OUR EUROPEAN RAILCAR BUSINESS, BOTH VOLUMES AND TOTAL REVENUE DOLLARS INCREASED RESULTING IN AN OPERATING PROFIT IMPROVEMENT OF ABOUT $1 MILLION.

YEAR OVER YEAR, REVENUES AND OPERATING PROFIT FOR THE QUARTER IN THE CONSTRUCTION PRODUCTS GROUP DECLINED DUE TO REDUCED DEMAND IN THE HIGHWAY AND FITTINGS BUSINESSES PARTIALLY OFFSET BY STRONG DEMAND AND BETTER WEATHER THAN LAST YEAR IN THE CONCRETE AND AGGREGATES BUSINESS.

THE INLAND BARGE GROUP REVENUES WERE DOWN YEAR OVER YEAR DUE TO THE LOW BACKLOG LEVELS WE MENTIONED LAST QUARTER. OPERATING PROFITS WERE BASICALLY FLAT DUE TO REDUCED OVERHEAD COSTS. LITIGATION EXPENSES IN THE BARGE GROUP WERE APPROXIMATELY $800 THOUSAND COMPARED TO $900 THOUSAND IN THE SECOND QUARTER OF LAST YEAR. RECENT ORDERS HAVE GROWN THE BACKLOG 82% SINCE THE BEGINNING OF THE QUARTER.

WHILE REVENUES IN THE INDUSTRIAL PRODUCTS GROUP DECLINED DUE TO REDUCED VOLUME OF TANK HEADS PRIMARILY RESULTING FROM THE SALE LAST DECEMBER OF A PLANT WHICH MANUFACTURED CUSTOM HEADS, OPERATING PROFITS IMPROVED DUE TO A $2.2 MILLION WRITE OFF IN THE PRIOR YEAR QUARTER AND DUE TO A SLIGHT IMPROVEMENT IN MARGINS IN THE U.S. LPG BUSINESS.



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IN OUR RAILCAR LEASING AND MANAGEMENT SERVICES GROUP, LEASING REVENUES AND
OPERATING PROFITS GREW YEAR OVER YEAR WITH THE GROWTH IN THE SIZE OF THE FLEET AND A 3% INCREASE IN UTILIZATION OF THE FLEET COMPARED TO LAST YEAR. UTILIZATION WAS 96% AT THE END OF THE QUARTER. AT JUNE 30, 2003 WE HAD APPROXIMATELY 16,200 RAILCARS IN OUR RAILCAR LEASE FLEET COMPARED TO APPROXIMATELY 14,100 AT THE SAME TIME LAST YEAR. THE LEASING GROUP ALSO HAD SALES OF RAILCARS FROM THE LEASE FLEET THIS QUARTER OF $25.4 MILLION COMPARED TO ONLY $300 THOUSAND LAST YEAR. OPERATING PROFIT, INCLUDING RECOGNITION OF THE MANUFACTURING PROFIT, ON THE FOUR TRANSACTIONS WE COMPLETED THIS QUARTER WAS $3.1 MILLION COMPARED TO ONLY $100 THOUSAND LAST YEAR.

IN THE ALL OTHER GROUP, YEAR OVER YEAR LOSSES INCREASED BY $1.2 MILLION PRIMARILY DUE TO EXPENSES ASSOCIATED WITH MAINTAINING CLOSED FACILITIES.

ON A CONSOLIDATED BASIS, SE&A EXPENSE IS DOWN SLIGHTLY EVEN THOUGH IT INCLUDES APPROXIMATELY $2.6 MILLION OF INCREMENTAL COSTS RELATED TO OUTSOURCING ACCOUNTING AND FINANCE PROCESSING ACTIVITIES AND IMPLEMENTATION OF A NEW ORACLE FINANCIAL SYSTEM WHICH WENT LIVE ON APRIL 6TH.

LOOKING AT OUR BALANCE SHEET, DEBT HAS INCREASED $3.0 MILLION SINCE DECEMBER 31, 2002 AND OUR CASH POSITION HAS INCREASED JUST OVER $50 MILLION DUE TO AN ISSUANCE OF CONVERTIBLE PREFERRED STOCK IN JUNE. OUR INVESTMENT IN INVENTORY AND RECEIVABLES HAS DECREASED $30.5 MILLION COMPARED TO THE SAME TIME LAST YEAR BUT HAS INCREASED $46.3 MILLION SINCE DECEMBER PRIMARILY DUE TO SEASONAL INCREASES IN THE CONSTRUCTION BUSINESSES AND A BUILD UP IN THE RAIL GROUP IN CONNECTION WITH INCREASING SHIPMENTS IN THE THIRD QUARTER.

NOW, I WILL TURN IT OVER TO OUR CORPORATE CONTROLLER, CHAS MICHEL. I HAVE ASKED CHAS TO BRIEFLY DESCRIBE OUR PROCESS FOR PREPARATION OF OUR FINANCIAL STATEMENTS AND FORM 10Q. CHAS...



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